                                                                       EXHIBIT 5

                        [LETTERHEAD OF ROBERT NORMILE]



                               February 14, 1997


Mattel, Inc.
333 Continental Boulevard
El Segundo, CA  90245-5012

     Subject:  Registration Statement on Form S-4
               ----------------------------------

Ladies and Gentlemen:

     Reference is made to the registration statement on Form S-4 (the "Registration Statement") being filed by Mattel, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act") securities of the Company to be issued or reserved for issuance in connection with the merger (the "Merger") of Tyco Toys, Inc. ("Tyco") with and into the Company and as described in the Registration Statement. The securities covered by the Registration Statement are (i) up to 19,198,818 shares of the common stock, $1.00 par value per share, of the Company ("Common Stock"), issuable in connection with the Merger; (ii) 19,320,000 Depositary Shares (the "Depositary Shares") to be issued in the Merger, each Depositary Share representing one-twentieth of a share of Series C Mandatorily Convertible Redeemable Preferred Stock, $1.00 par value per share, of the Company (the "Series C Preferred Stock"); (iii) 772,800 shares of Series C Preferred Stock to be issued in connection with the Merger; (iv) an indeterminate number of shares of Common Stock to be issued upon conversion of the Series C Preferred Stock; (v) an indeterminate number of shares of Common Stock to be issued upon conversion of shares of Series B Voting Convertible Exchangeable Preferred Stock, $1.00 par value per share, of the Company (the "Series B Preferred Stock"); and (vi) the preference share purchase rights of the Company (the "Rights") issuable together with the shares of Common Stock to be issued in the Merger or issuable upon conversion of the Series B Preferred Stock or upon conversion of the Series C Preferred Stock. The Series B Preferred Stock is to be issued in the Merger but is not being registered under the Registration Statement. The Depositary Shares will be represented by depositary receipts (the "Depositary Receipts") issued pursuant to a Deposit Agreement (the "Deposit Agreement") between the Company (as successor to Tyco in the Merger) and Midlantic Bank, N.A. (the "Depositary"). The Depositary Shares and the shares of Common Stock and Series C Preferred Stock covered by the Registration Statement are sometimes referred to herein as the "Shares."

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials, and other documents as I have deemed necessary or relevant as a basis for my opinion set forth herein.

     Based on and subject to the foregoing and subject further to the assumptions set forth below, I am of the opinion that:

          A. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

          B. When the Shares to be issued in the Merger have been so issued in the manner contemplated by the Registration Statement such Shares will be validly issued, fully paid, and non-assessable.

          C. When the Shares issuable upon conversion of the Series B Preferred Stock and the Shares issuable upon conversion of the Series C Preferred Stock have been issued upon such conversion, such Shares will be validly issued, fully paid, and non-assessable.

          D. When the Rights issuable together with the shares of Common Stock to be issued in the Merger or issuable upon conversion of the Series B Preferred Stock or the Series C Preferred Stock have been issued in accordance with the Rights Agreement dated February 7, 1992 between Mattel and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), such Rights will be validly issued and will be binding obligations of Mattel entitled to the benefits of the Rights Agreement.

     The opinion set forth in paragraph B above assumes, with respect to the Depositary Shares, compliance with the terms of the Deposit Agreement by each of the Company and the Depositary, and with respect to the Series C Preferred Stock, due authorization for issuance by the Board of Directors of the Company and proper filing of the Certificate of Designations relating to the Series C Preferred Stock with the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The opinion set forth in paragraph C above assumes, with respect to the Common Stock issuable upon exercise of the Series B Preferred Stock and the Common Stock issuable upon exercise of the Series C Preferred Stock, due authorization for issuance by the Board of Directors of the Company of each such series of preferred stock, proper filing of the respective Certificates of Designations relating to each such series of preferred stock with the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law and issuance of the shares of each such series of preferred stock in the Merger in the manner contemplated by the Registration Statement.

     I am not a member of the Bar of any jurisdiction other than the States of California and New York, and I express no opinion other than on the laws of the States of California and New York and the General Corporation Law of the State of Delaware.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                    Very truly yours,

                                                    /s/ Robert Normile

                                                    Robert Normile
                                                    Vice President and
                                                    Assistant General Counsel